EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS, INC. ANNOUNCES THIRD QUARTER RESULTS, SIGNIFICANT PROGRESS ON REORGANIZATION PLAN CONTINUES

AUSTIN, TX, November 7, 2006 — HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of Urology services and products, today announced its financial results for the quarter ended September 30, 2006.

Revenue from continuing operations for the third quarter 2006 totaled $37.2 million as compared to $42.8 million for the same period in 2005. Net income for the third quarter of 2006, in accordance with generally accepted accounting principals, totaled $31.2 million or $0.88 per share on a diluted basis. Included in net income for the third quarter of 2006 was income from discontinued operations of $32.2 million primarily as a result of the gain recognized on the sale of our Specialty Vehicle Manufacturing operations.

During the quarter, the Company completed its performance improvement study. As a result of this study, the Company has started to make significant progress on both defining its future strategic plans and implementing certain major cost saving initiatives. The Company paid $1.2 million in fees in the third quarter of 2006 to perform this study. The Company expects to incur additional costs through the end of 2006 to implement certain recommendations resulting from the study. Other significant non-recurring costs incurred in the quarter include approximately $1 million of severance costs relating to a former executive and $200,000 of recruiting costs for certain open executive positions.

In addition to the non-recurring items in the quarter, the Company incurred approximately $470,000 in stock option expenses and another $200,000 of research & development expenses relating to the HIFU clinical trials. Excluding the total of the aforementioned expenses and the income from discontinued operations, fully diluted earning per share would have been $0.03 for the third quarter ended September 30, 2006.

The success of the divestiture of our Specialty Vehicle Manufacturing operations positions the Company with a strong, de-levered balance sheet, which will facilitate the pursuit of our strategic growth opportunities. The Company’s current cash balance exceeds its debt by $12.8 million, the Company’s net working capital totals $50.8 million and the Company has no monies drawn on its $50 million revolver.

Sam B. Humphries, President and Chief Executive Officer commented, “We are very pleased with the restructuring, refocusing and cost reduction initiatives that were begun late in the second quarter and continued at a fast pace during the third quarter. Most of these initiatives are substantially complete from an execution and operations point of view. We have completed the performance improvement study, substantially reduced our headcount and closed or scaled back several operations and product lines. One such action is that we have informed EDAP of our intention to discontinue our partnership in the U.S.

We are developing aggressive physician communications and marketing programs and are in the final stages of completing a comprehensive strategy for driving profitable growth in the future. We are also very pleased with the positive momentum that is starting to build in urology services and medical products divisions.”

Urology Services

By focusing field personnel on communicating with our physician partners and improving utilization of equipment at the partnership level, we expect to improve operating returns for our physician partners. At the same time, we expect centralization of administrative functions that are scalable across all of our partnerships to improve HealthTronics’ operating margins. Achieving our restructuring initiatives is an important step in delivering the highest quality of patient care at competitive margins.

More importantly, with the growing deployment of the Revolix Laser, we continue to demonstrate to our urologist partners our commitment to bring new technologies that improve patient care and enhance practice economics. Our willingness to commit capital and resources to evaluating and sponsoring new urological technologies across different modalities makes us unique among competitors in the urology services field.

Medical Products

The Medical Products division continues to execute on growth initiatives including a restructuring of the organization. The RevoLix laser for surgical treatment of Benign Prostatic Hyperplasia (BPH) is being rapidly adopted by our physician partners. Ten RevoLix units were deployed within physician partnerships in the 3rd quarter, doubling the number shipped in the second quarter. ClariPath Labs processed 1,600 cases in the quarter as a result of expanded sales efforts. We initiated our restructuring efforts with the decision to shut down our Swiss manufacturing operation, and consolidate all manufacturing into our Atlanta facility to improve operating margins.

Management of HealthTronics will host a conference call the morning of Wednesday, November 8, 2006 at 10:30 a.m. EDT. To participate in the live call, please dial 888-743-0342 (706-679-0861 for international callers) and ask for the “HealthTronics” call (conference I.D. #9956113). Please call in 10 minutes before the call is scheduled to begin. The conference call will also be webcast live via the Investors section of the Company’s web site at www.healthtronics.com. To listen to the live webcast, go to the web site at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site. A telephone replay will be available for two weeks by dialing 800-642-1687 (706-645-9291 for international callers) and entering the conference I.D. #9956113.

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the Urology community, and manufactures, services and distributes a variety of specialty medical products. For more information, visit www.healthtronics.com.

Statements by the Company’s management made in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. Sam B. Humphries, President & CEO sam.humphries@healthtronics.com (512) 314-4325 www.healthtronics.com

HealthTronics, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited)

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:		(Restated)		(Restated)
Urology Services	$32,426	$36,520	$97,367	$104,062
Medical Products	4,640	6,120	15,955	13,632
Other	115	151	419	542

Total revenue	37,181	42,791	113,741	118,236

Cost of services and general and administrative expenses:
Salaries, wages and benefits	11,842	10,536	33,713	30,515
Other costs of services	5,911	5,301	16,831	14,374
General and administrative	2,603	2,369	8,103	7,214
Legal and professional	1,723	513	3,698	1,543
Manufacturing costs	1,790	2,725	8,042	4,210
Depreciation and amortization	3,110	2,996	8,931	8,976

	26,979	24,440	79,318	66,832

Operating income	10,202	18,351	34,423	51,404
Other income (expenses):
Interest and dividends	253	112	495	402
Interest expense	(249)	(289)	(899)	(941)

	4	(177)	(404)	(539)

Income from continuing operations before provision
for income taxes and minority interest	10,206	18,174	34,019	50,865
Minority interest in consolidated income	11,409	12,839	33,116	35,687
Provision for income taxes	(167)	1,958	618	6,133

Income (loss) from continuing operations	(1,036)	3,377	285	9,045
Income (loss) from discontinued operations, net of tax	32,213	(246)	33,532	(1,809)

Net income	$31,177	$3,131	$33,817	$7,236

Basic earnings per share:
Income (loss) from continuing operations	$(0.03)	$0.10	$0.01	$0.26
Discontinued operations	$0.91	$(0.01)	$0.95	$(0.05)

Net income	$0.88	$0.09	$0.96	$0.21

Weighted average shares outstanding	35,286	34,889	35,084	34,087

Diluted earnings per share:
Income (loss) from continuing operations	$(0.03)	$0.10	$0.01	$0.26
Discontinued operations	$0.91	$(0.01)	$0.95	$(0.05)

Net income	$0.88	$0.09	$0.96	$0.21

Weighted average shares outstanding	35,370	35,789	35,329	35,113

HealthTronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)	September 30, 2006	December 31, 2005

ASSETS
Total current assets	$74,030	$86,487
Property and equipment, net	35,895	34,760
Assets held for sale	--	94,676
Other assets	266,866	266,809

	$376,791	$482,732

LIABILITIES
Total current liabilities	$23,237	$35,674
Long-term debt, net of current portion	5,325	129,213
Liabilities held for sale	--	17,423
Other long-term liabilities	35,110	24,974

Total liabilities	63,672	207,284
Minority interest	33,510	33,966
Total stockholders' equity	279,609	241,482

	$376,791	$482,732

HealthTronics, Inc. Supplemental Financial Information Continuing Operations For the Periods Ended September 30, 2006 and 2005 Unaudited In thousands, except per share data

	3rd Quarter		YTD
	2006	2005	2006	2005
Summary of Results from Operations
Revenues	$37,181	$42,791	$113,741	$118,236
EBITDA(a)	$13,565	$21,459	$43,849	$60,782
Adjusted EBITDA(a)	$2,156	$8,620	$10,733	$25,095
Net Income (loss) from Continuing Operations	$(1,036)	$3,377	$285	$9,045
EPS	$(0.03)	$0.10	$0.01	$0.26
Number of Shares	35,370	35,789	35,329	35,113
Segment Information
Revenues:
Urology Services	$32,426	$36,520	$97,367	$104,062
Medical Products	$4,640	$6,120	$15,955	$13,632
Adjusted EBITDA(a):
Urology Services	$5,833	$8,049	$18,361	$22,596
Medical Products	$62	$1,829	$(153)	$6,031
Other Information:
Cashflow from Operations	$11,920	$18,950	$36,846	$33,874
Net Draws (Payments) on Senior Credit Facility	$(124,063)	$(8,000)	$(124,063)	$(7,313)
Net Debt	$(12,794)	$124,791	$(12,794)	$124,791
Days Sales Outstanding	38.9	37.4	38.9	37.4
Capital Expenditures, net to HealthTronics	$1,808	$1,895	$5,238	$5,454

(a) See accompanying reconciliation of EBITDA and Adjusted EBITDA

HealthTronics, Inc Reconciliation of EBITDA and Adjusted EBITDA Continuing Operations For the Periods Ended September 30, 2006 and 2005 Unaudited In thousands

	3rd Qtr		YTD
Consolidated	2006	2005	2006	2005
Income (loss) from Continuing Operations	$(1,036)	$3,377	$285	$9,045
Add Back(deduct):
Provision for income taxes	(167)	1,958	618	6,133
Interest expense	249	289	899	941
Depreciation and amortization	3,110	2,996	8,931	8,976

Adjusted EBITDA	2,156	8,620	10,733	25,095
Add Back:
Minority interest expense	11,409	12,839	33,116	35,687

EBITDA	$13,565	$21,459	$43,849	$60,782

Urology Services Segment
Revenues	$32,426	$36,520	$97,367	$104,062
Expenses:
Cost of Services	(15,297)	(15,806)	(46,274)	(46,289)
Other Income (Expenses)	142	174	432	510

EBITDA	17,271	20,888	51,525	58,283
Minority interest expense	(11,438)	(12,839)	(33,164)	(35,687)

Adjusted EBITDA	$5,833	$8,049	$18,361	$22,596

Medical Products Segment
Revenues	$4,640	$6,120	$15,955	$13,632
Expenses:
Cost of Services	(4,637)	(4,312)	(16,437)	(7,654)
Other Income (Expenses)	30	21	281	53

EBITDA	$33	$1,829	$(201)	$6,031

Minority interest expense	29	--	48	--

Adjusted EBITDA	$62	$1,829	$(153)	$6,031